Exhibit 99.2

ENTERPRISE PRICES $1.25 BILLION

OF SENIOR UNSECURED NOTES

Houston, Texas (Monday, April 04, 2016) – Enterprise Products Partners L.P. (NYSE: EPD) today announced that its operating subsidiary, Enterprise Products Operating LLC (“EPO”), has priced a public offering of $1.25 billion of senior unsecured notes comprised of $575 million due April 15, 2021 (“Senior Notes RR”), $575 million due February 15, 2027 (“Senior Notes SS”), and $100 million due May 15, 2046 (“Reopened Senior Notes QQ”). We expect to use the net proceeds of this offering for the repayment of debt, including the repayment of amounts outstanding under our commercial paper program (which we used to repay amounts outstanding on the maturity of EPO’s $750 million principal amount of Senior Notes AA due February 2016), and for general company purposes.

Senior Notes RR will be issued at 99.898 percent of their principal amount and will have a fixed-rate interest coupon of 2.85 percent. Senior Notes SS will be issued at 99.760 percent of their principal amount and will have a fixed-rate interest coupon of 3.95 percent. The Reopened Senior Notes QQ, which have a fixed-rate interest coupon of 4.90 percent, will be issued at 95.516 percent of their principal amount and will have identical terms, be fungible with and be a part of a single series of senior debt securities together with the $875 million of Senior Notes QQ issued on May 7, 2015. The expected settlement date for the offering is April 13, 2016. Enterprise Products Partners L.P. will guarantee the senior notes through an unconditional guarantee on an unsecured and unsubordinated basis.

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., DNB Markets, Inc., and Scotia Capital (USA) Inc. acted as joint book-running managers for the offering. An investor may obtain a free copy of the prospectus as supplemented by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer or any underwriter or dealer participating in this offering will arrange to send a prospectus as supplemented to an investor if requested by contacting J.P. Morgan Securities LLC at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322, or Citigroup Global Markets Inc. at (800) 831-9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes described in this press release, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems. The partnership’s assets include approximately 49,000 miles of pipelines; 250 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635

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